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                                                                     Exhibit 5.1

                        [LETTERHEAD OF STANLEY S. STROUP
                      EXECUTIVE VICE PRESIDENT AND GENERAL
                       COUNSEL OF WELLS FARGO & COMPANY]

February 9, 2000

Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended, of a maximum of 7,779,508 shares of common stock, par value $1-2/3 per share, of Wells Fargo & Company, a Delaware corporation (the "Company"), and associated preferred stock purchase rights (such shares and rights collectively referred to as the "Shares"), which are proposed to be issued by the Company in connection with the merger (the "Merger") of a wholly-owned subsidiary of the Company with Ragen MacKenzie Group Incorporated, I have examined such corporate records and other documents, including the registration statement on Form S-4 relating to the Shares, and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

        1. The Company is a corporation duly organized and existing under the laws of the state of Delaware.

        2. All necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares in connection with the Merger, and when issued as described in the registration statement, the Shares will be legally and validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the registration statement.

                                                        Sincerely,

                                                        /s/  Stanley S. Stroup